Exhibit (e)(1)(j)
AMENDMENT TO
DISTRIBUTION AGREEMENT
     The Distribution Agreement made the 13th day of June, 2001, between PACIFIC FUNDS (the “Trust”), a Delaware statutory trust, and PACIFIC SELECT DISTRIBUTORS, INC. (the “Distributor”), as distributor of shares of the Trust (the “Agreement”), is hereby amended by the addition of the provisions set forth in this amendment to the Agreement (“Amendment”), which is made this 8th day of June, 2005 (the “Effective Date”).
     WHEREAS, the Trust and Distributor desire to amend and supplement the Agreement upon the following terms and conditions.
     NOW THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Trust and Distributor hereby agree that the Agreement is amended and supplemented as follows:
1.	Section 5 is hereby amended by inserting a new subsection (d) with the following:
(d) In respect of the Class R shares of the Funds that have been sold through your efforts pursuant to your appointment hereunder (“Class R Shares”), the following provisions shall apply:
(i) In consideration of your services as distributor of each Fund’s Class R shares pursuant to this Agreement and the distribution and service plan pursuant to Rule 12b-1 under the 1940 Act in respect of such shares (the “Class R Distribution and Service Plan”), the Trust agrees, to the extent legally permissible, to: (1) pay to you monthly in arrears a fee (the “Distribution and Service Fee”) which shall accrue daily in an amount equal to the product of (A) the daily equivalent of 0.50% per annum (0.25% of which is a service fee and 0.25% of which is a distribution fee) multiplied by (B) the net asset value of the Class R Shares outstanding on such day; and (2) withhold from redemption proceeds any CDSCs attributable to Class R Shares and to pay the same over to you or at your direction.
(ii) Each of the provisions set forth in the Class R Distribution and Service Plan as in effect on the date hereof and as from time to time amended, together with the related definitions, are hereby incorporated herein by reference with the same force and effect as if set forth herein in their entirety.
2.	Section 5 is hereby amended by renumbering existing subsections (d) and (e) as subsections (e) and (f) respectively.
3.	New subsection 5(f) is hereby deleted in its entirety and replaced with the following:

     You may pay sub-agents, brokers, dealers or other financial institutions with respect to all or a portion of the Distribution and/or Service Fees, and such additional amounts out of your own assets as you may deem advisable, to obtain various distribution related and/or administrative services or service activities for the Funds in your discretion as you shall deem advisable, so long as any such payments are provided for in each Fund’s then current Registration Statement or Amendments thereto and the Distribution and/or Service Plans for Class A Shares, Class B Shares, Class C Shares, and Class R Shares to the extent allowed by applicable federal and state securities laws and regulations.
4.	Section 9 (“Sale of Shares to Affiliates”) is hereby deleted in its entirety and replaced with the following:

You may sell Class A, Class B, Class C, and Class R Shares at net asset value, without a sales charge as appropriate, pursuant to an offer described in the Trust’s current Registration Statement to persons to whom such sales may be made as described therein; provided that such sales are made in accordance with the rules and regulations under the 1940 Act.
5.	This Amendment is intended to modify and amend the Agreement and the terms of this Amendment and the Agreement are to be construed to be cumulative and not exclusive of each other. Except as provided herein, the Agreement is hereby ratified and confirmed and remains in full force and effect.
     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers designated below on the day and year first above written.

PACIFIC FUNDS, a Delaware business trust

By:	/s/ James T. Morris

Name:	James T. Morris

Title:	President

Agreed to and Accepted

PACIFIC SELECT DISTRIBUTORS, INC.

By:	/s/ Brian D. Klemens	By:	/s/ Edward R. Byrd

Name:	Brian D. Klemens	Name:	Edward R. Byrd

Title:	Vice President & Treasurer	Title:	Senior Vice President